NORTHROP GRUMMAN CORPORATION
                            SPECIAL AGREEMENT





        THIS AGREEMENT is made and entered into as of this _____ day of ____, 1996, by and between Northrop Grumman Corporation, a Delaware corporation (hereinafter referred to as the "Company") and _____________________________ (hereinafter referred to as the "Executive").

                               RECITALS

        The Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company.

        The Executive is a key executive of the Company.

        Should the possibility of a Change in Control of the Company arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

        Should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board.

        The Executive and the Company desire that, with respect to those Executives who have previously entered an Amended and Restated Special Severance Pay Agreement, might determine to be appropriate, the terms of this Agreement shall completely replace and supersede the provisions set forth in the Amended and Restated Special Severance Pay Agreement, entered into by and between the Company and the Executive prior to the date hereof (setting forth terms and provisions with respect to the Executive's entitlement to payments and benefits following a Change in Control of the Company);

        NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1.  Certain Definitions

        Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

        (a)     "Agreement" means this Special Agreement.

        (b) "Base Salary" means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

        (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

        (d) "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 9.2 herein.

        (e)     "Board" means the Board of Directors of the Company.

        (f) "Cause" shall mean the occurrence of either or both of the following:

                (i) The Executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

                (ii) The willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company. However, no act or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

        (g) "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                (i) Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities, and for purposes of this subsection (i) "Person" or "group" shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution; or

                (ii) During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

                (iii) The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets in one or a series of related transactions; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), more than seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

        (h) "Code" means the United States Internal Revenue Code of 1986, as amended.

        (i) "Committee" means the Compensation and Management Development Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation and Management Development Committee.

        (j) "Company" means Northrop Grumman Corporation, a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 8 herein.

        (k) "Disability" means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals licensed and qualified to give professional medical advice.

        (l) "Effective Date" means the date this Agreement is approved by the Board or its delagatee, or such other date as the Board or its delagatee shall determine.

        (m) "Effective Date of Termination" means the date on which a Qualifying Termination occurs.

        (n) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

        (o) "Executive" means the individual identified in the first sentence and on the signature page of this Agreement.

        (p) "Good Reason" means, without the Executive's express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

                (i) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of the Company, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities, from their highest level during the ninety (90) days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                (ii) A reduction by the Company of the Executive's Base Salary as in effect on the Effective Date, or as the same shall be increased from time to time;

                (iii) A significant reduction by the Company of the Executive's aggregate incentive opportunities under the Company's short- and long-term incentive programs, as such opportunities exist on the Effective Date, or as such opportunities may be increased after the Effective Date. For this purpose, a significant reduction in the Executive's incentive opportunities shall be deemed to have occurred in the event his targeted annualized award opportunities and/or the degree of probability of attainment of such annualized award opportunities are diminished from the levels and probability of attainment that existed as of the Effective Date;

                (iv) The failure of the Company to maintain the Executive's relative level of coverage and accruals under the Company's employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date, both in terms of the amount of benefits provided, amounts accrued and the relative level of the Executive's participation on a basis at least as beneficial as, or substantially equivalent to that on which the Executive participated in such plans immediately prior to the Effective Date. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive's level of coverage under all such programs must be at least as great as is such coverage provided to executives who have the same or lesser levels of reporting responsibilities within the Company's organization;

                (v) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Article 8 herein; and

                (vi) Any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2.8 herein, and for purposes of this Agreement, no such purported termination shall be effective.

                The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

        (q)     "Person" shall have the meaning ascribed to such term in
                Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
                Section 13(d).

        (r) "Qualifying Termination" means any of the events described in Section 2.3 herein.

        (s)     "Severance Benefits" means the payments provided in Section
                2.4 herein.


Article 2.  Severance Benefits

        2.1. Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.4 herein, if there has been a Change in Control of the Company and if, within the six (6) full calendar month period prior to the effective date of a Change in Control, or within twenty-four (24) calendar months thereafter, the Executive's employment with the Company shall end for any reason specified in Section 2.3 herein.

        The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death or voluntary termination of employment by the Executive without Good Reason.

        2.2. Services During Certain Events. In the event a Person begins a tender or exchange offer, circulates a proxy to shareholders of the Company, or takes other steps seeking to effect a Change in Control, the Executive agrees that he will not voluntarily leave the employ of the Company and will render services until such Person has abandoned or terminated his or its efforts to effect a Change in Control, or until six (6) months after a Change in Control has occurred; provided, however, that the Company may terminate the Executive for Cause at any time, and the Executive may terminate his employment any time after the Change in Control for Good Reason.

       2.3. Qualifying Termination. The occurrence of any one or more of the following events within twenty-four (24) calendar months after a Change in Control of the Company shall cause the Company or any successor to pay immediately the Severance Benefits to the Executive under this
Agreement:

       (a) An involuntary termination of the Executive's employment by the Company for reasons other than Cause;

       (b) A voluntary termination of employment by the Executive for Good Reason;

        (c) A successor company fails or refuses to assume by written instrument the Company's obligations under this Agreement, as required by Article 8 herein; or

        (d) The Company or any successor company repudiates or breaches any of the provisions of this Agreement.

        2.4. Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.3 herein, the Company shall pay to the Executive and provide him with the following:

        (a) An amount equal to three (3) times the highest rate of the Executive's annual Base Salary in effect at any time up to and including the Effective Date of Termination.

        (b) An amount equal to three (3) times the greater of: (i) the Executive's average annual bonus earned over the three (3) full fiscal years prior to the Effective Date of Termination; or (ii) the Executive's target annual bonus established for the bonus plan year in which the Executive's Effective Date of Termination occurs.

        (c) An amount equal to the Executive's unpaid Base Salary and accrued vacation pay through the Effective Date of Termination, together with a portion of the Executive's target bonus under the bonus plan in which he participates for that year, calculated by multiplying the target bonus by a fraction the numerator of which is the number of days from January 1 through the Effective Date of Termination and the denominator of which is 365.

        (d) A continuation of all benefits pursuant to any and all welfare benefit plans under which the Executive and/or the Executive's family is eligible to receive benefits and/or coverage as of the effective date of the Change in Control, including, but not limited to, group life insurance, hospitalization, disability, medical, dental, and thrift plans. Such benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination.

               The welfare benefits described in this Subsection 2.4(d) shall continue following the Effective Date of Termination for three (3) years; provided, however, that such benefits shall be discontinued prior to the end of such period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined by the Committee.

        (e) A lump sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the Executive as of the Effective Date of Termination under the terms of the Northrop Grumman Corporation ERISA Supplemental Plan 1 and ERISA Supplemental Plan 2, and if applicable, the Grumman Corporation Supplemental Retirement Plan and all similar excess benefit plans applicable to the Executive. For this purpose, such benefits shall be calculated under the assumption that the Executive's employment continued following the Effective Date of Termination for three (3) years (i.e., three (3) additional years of service credits shall be added to the Executive's record of service with the Company and three (3) additional years to his chronological age for status and actuarial purposes); provided, however, that for purposes of determining "final average pay" under the benefit calculation, the Executive's actual pay history as of the Effective Date of Termination shall be used, including for this purpose the higher of (x) the average of the last three bonuses received by the Executive or (y) the Executive's target bonus for the year in which the Effective Date of Termination occurs.

        (f) A lump sum cash payment of the entire balance of the Executive's compensation which has been deferred under any plan or program of the Company together with all interest that has been credited with respect to such deferred compensation balance.

        (g) For purposes of this Agreement, any acceleration of vesting, lapse of restrictions and/or payout occasioned by the Change in Control pursuant to the provisions of long-term incentive plans and/or individual award agreements under such long-term incentive plans shall be deemed a benefit within the meaning of this Section 2.4. Any amounts paid either directly to, or for the benefit of the Executive pursuant to Article 7 of this Agreement shall also be deemed a benefit within the meaning of this Section 2.4.

       2.5. Termination for Total and Permanent Disability. Following a Change in Control of the Company, if the Executive's employment is terminated due to Disability, the Executive shall receive his Base Salary through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs then in effect, provided, however, that if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Executive, the Executive would have been entitled to invoke any of the subsections of Section 2.3 of this Special Agreement if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to collect immediately his full Severance Benefits hereunder.

        2.6. Termination on Executive's Death. Following a Change in Control of the Company, if the Executive's employment is terminated by reason of his death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.

        2.7. Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control of the Company, if the Executive's employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

        2.8. Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. If the Executive is terminating for Good Reason hereunder, the Notice of Termination shall be effective on the date specified in Section
9.7 of this Agreement.


Article 3.  Form and Timing of Severance Benefits

        3.1. Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.4(a), 2.4(b), 2.4(c), 2.4(e), and 2.4(f) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty
(30) days from such date.

        3.2. Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).


Article 4.  Excise Tax Gross-Up

        4.1. Equalization Payment. If upon or following a Change in Control, the tax imposed by Section 4999 of the Code or any similar or successor tax (the "Excise Tax") applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by the Executive as Severance Benefits or otherwise, including, without limitation, any fees, costs and expenses paid under Article 7 of this Agreement and/or any amounts received or deemed received, within the meaning of any provision of the Code, by the Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of the Company's incentive plans, including without limitation, the 1993 Long Term Incentive Stock Plan, the 1987 Long Term Incentive Plan and the 1981 Long-Term Incentive Plan, the Company shall pay to the Executive in cash an additional amount or amounts (the "Gross-Up Payment(s)") such that the net amount retained by the Executive after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section 4.1 shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) shall be made by the Company to the Executive as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, and may be satisfied by the Company making a payment or payments on Executive's account in lieu of withholding for tax purposes but in all events shall be made within thirty
(30) days of the receipt or deemed receipt by the Executive of any such payment, benefit and/or amount.

        4.2. Tax Computation. For purposes of determining whether any payments, benefits and/or amounts, including amounts paid as Severance Benefits, will be subject to Excise Tax, and the amount of any such Excise
Tax:

       (a) Any other payments, benefits and/or amounts received or to be received by the Executive in connection with or contingent upon a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be combined to determine whether the Executive has received any "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any "excess parachute payments" within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

        (b) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive's share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

        4.3. Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 4.2 herein, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive as provided herein for the full amount necessary to place the Executive in the same after-tax position as he would have been in had no Excise Taxapplied.


Article 5.  The Company's Payment Obligation

        5.1. Payment Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 7 hereof.

        The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.4(d) herein.

        5.2. Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder and the Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether Executive is entitled to benefits under this Agreement, there shall be a presumption that Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

        5.3. All payments, benefits and amounts provided under this Agreementshall be in addition to and not in substitution for any pension rights under the Company's tax-qualified pension plan, and any disability, workers' compensation or other Company benefit plan distribution that Executive is entitled to at his Effective Date of Termination.


Article 6.  Term of Agreement

        This Agreement will commence on the Effective Date and shall continue in effect for three (3) full calendar years. However, at the end of such three-year (3) period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice six
(6) months prior to the end of such term, or extended term, to the Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

        However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.


Article 7.      Legal Remedies

        7.1. Payment of Legal Fees. To the extent permitted by law, the Company shall pay in advance all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement; provided, however, that if it is finally adjudicated that the Participant did not commence the litigation in good faith and had no reasonable basis therefor, the Participant shall repay all advanced fees and expenses and reimburse the Company for its reasonable legal fees and expenses in connection therewith.

       7.2. Arbitration. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect.

       Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitrations, including the fees and expenses of the counsel for the Executive, shall be advanced and borne by the Company; provided however, that if it is finally adjudicated that the Participant did not commence the arbitration in good faith and had no reasonable basis therefor, the Participant shall repay all advanced fees and expenses and reimburse the Company for its reasonable legal fees and expenses in connection therewith.


Article 8.      Successors

        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place but a Change in Control had occurred. Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason and in such case, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination if the Executive so elects, but any delay or failure by the Executive to so elect shall not be a waiver or release of any rights hereunder which may be asserted at any time.

        This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

Article 9.      Miscellaneous

        9.1. Employment Status. The Executive and the Company acknowledge that, except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

        9.2. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designation at any time.

        9.3. Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In particular, this Agreement completely replaces and supersedes the terms of the Amended and Restated Special Severance Pay Agreement, entered into by and between the Company and the Executive, setting forth the terms and provisions with respect to the Executive's entitlement to payments and benefits following a Change in Control of the Company. [to be used for Executives with prior agreement]

        9.4. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

        9.5. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

        9.6. Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

        9.7. Notice. For purposes of this Agreement, notices including Notice of Termination for Good Reason and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid, address: (i) if to Executive, to his latest address as reflected on the records of the Company, and if to Company: Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067, Attn: President, or to such other address as Company may furnish to Executive in writing with specific reference to this Agreement and the importance of the notice, except that notice of change of address shall be effective only upon receipt.

        9.8. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on this ____ day of ______________________, 1996.



Northrop Grumman Corporation                    Executive



By: _______________________

____________________________ Attest: ___________________